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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Autotote Corporation:

We consent to the use of our report dated December 15, 1999 with respect to the consolidated balance sheets of Autotote Corporation and subsidiaries as of October 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, cash flows, and financial statement schedule for each of the years in the three-year period ended
October 31, 1999, and to the references of our firm under the headings "Selected Historical Consolidated Financial Data" and "Independent Public Accountants" included in the attached registration statement and the related prospectus of Autotote Corporation for the registration of $150,000,000 of its 12 1/2% Senior Subordinated Notes due 2010, Series B.

                                          /s/ KPMG LLP

Short Hills, New Jersey
November 30, 2000